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                               [LORAL SPACE LOGO]

                     SUPPLEMENT NO. 3 DATED APRIL 10, 2001
                                       TO
                               OFFER TO EXCHANGE
                            SHARES OF COMMON STOCK,
                           PAR VALUE $0.01 PER SHARE
                                      FOR

                             OUTSTANDING SHARES OF
          6% SERIES D CONVERTIBLE REDEEMABLE PREFERRED STOCK DUE 2007

                         ------------------------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 16, 2001, UNLESS EXTENDED (THE "EXPIRATION DATE").

     We hereby amend our Offer to Exchange dated February 22, 2001, as supplemented on March 22, 2001, and April 3, 2001, and the Letter of Transmittal, pursuant to which we have offered to exchange (the "Exchange Offer") shares of our Common Stock, par value $0.01 per share ("Common Stock") for each outstanding share of 6% Series D Convertible Redeemable Preferred Stock due 2007 ("Preferred Stock"), validly tendered. Capitalized terms are used herein with the meanings given in the Offer to Exchange.

     WE ARE NOT AND OUR BOARD OF DIRECTORS IS NOT MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF PREFERRED STOCK. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     The purpose of this supplement is to waive a condition to the Exchange Offer as described under the caption "THE EXCHANGE OFFER -- Conditions," and to extend the Expiration Date of the Exchange Offer.

     The Exchange Offer is hereby amended as follows:

     WAIVER OF CONDITION. The condition to the Exchange Offer set forth in the Offer to Exchange under the caption "THE EXCHANGE OFFER -- Conditions," which requires that at least 50% of the outstanding shares of Series D Preferred Stock must be validly tendered and not withdrawn before the Expiration Date (the "Minimum Tender Condition") is hereby waived by the Company. As of 5:00 p.m., New York City time, on April 9, 2001, approximately 1,859,111 shares of Series D Preferred Stock had been tendered for exchange representing approximately 23.2% of all of the issued and outstanding shares of Series D Preferred Stock.

     EXTENSION OF EXPIRATION DATE. In accordance with the terms of the Offer to Exchange, due to the waiver of the Minimum Tender Condition, the Expiration Date for the Exchange Offer is extended to April 16, 2001, at 5:00 p.m., New York City time, unless further extended.
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                 The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK

           By Mail:               By Facsimile Transmission:     by Hand or Overnight Courier:
 Tender & Exchange Department     (For eligible Institutions     Tender & Exchange Department
          P.O. 11248                         only)                    101 Barclay Street
     Church Street Station              (212) 815-6213             Receive & Deliver Window
    New York, NY 10286-1248                                           New York, NY 10286
                                  For Confirmation Telephone:
                                        (212) 815-6156

                             THE INFORMATION AGENT:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                               New York, NY 10010
                 Inside the U.S. call toll-free (800) 322-2885
                                       or
                 Outside the U.S. call (212) 929-5500 (collect)

     Additional copies of the Offer to Exchange, this Supplement, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Exchange Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth above. Holders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.